Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

Moderator:  Bryan Giglia

11-3-14/11:00 am CT

Confirmation # 7596336

SUNSTONE HOTEL INVESTORS, INC.

Moderator:  Bryan Giglia

November 3, 2014

11:00 am CT

Operator:  Good morning ladies and gentlemen, and thank you for standing by. Welcome to the Third Quarter 2014 Earnings Conference Call. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Monday, November 3rd at 9:00 am Pacific daylight time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead, sir.

Bryan Giglia:  Thank you, Caroline, and good morning everyone. By now, you should have all received a copy of our third quarter earnings release and supplemental, which were released this morning. If you do not yet have a copy of these, you can access them on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, Adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are Ken Cruse, Chief Executive Officer; John Arabia, President; and Marc Hoffman, Chief Operating Officer. After our remarks, we will be available to answer your questions. With that, I’d like to turn the call over to Ken. Ken, please go ahead.

Ken Cruse:  Thank you, Bryan, and thank you all for joining us today. On today’s call, I’ll start by reviewing the highlights of our third quarter earnings report. Next, I’ll discuss our portfolio quality improvement program with specific updates on our renovations of the Boston Park Plaza and Marriott Wailea. Finally, I’ll go over our balance sheet, liquidity and guidance before I conclude our prepared remarks with some thoughts on our business going forward.

To begin, strong demand, particularly on the West Coast and in Chicago and Boston, helped to drive a 7.7% increase in our comparable hotel REVPAR during the third quarter. Our REVPAR growth was primarily attributable to improving average daily room rates, which were up 6.9%. At the same time, we realized a slight increase in occupied rooms, which were up 60 basis points to an occupancy level of 86.4%. To put the current strength of demand for lodging into context, when taken on a same-store basis, our Q3 occupancy was more than 3 percentage points above our portfolio’s prior peak occupancy for the third quarter.

Our hotel level growth in the third quarter was broad-based with 13 of our 30 hotels generating double-digit REVPAR growth. In fact, our Marriott Long Wharf, Marriott Portland and our Renaissance Westchester together posted average REVPAR growth north of 20% for the third quarter. REVPAR at our Boston Park Plaza was up 14.8% as the hotel ran better than 95% occupancy for the quarter. It’s worth noting that the hotel achieved this exceptional growth while we were in the midst of our ongoing build-out of the hotel’s first floor retail space as well as considerable infrastructure work on the hotel’s elevators, façade, roof and sidewalks. Additionally, even our Renaissance Washington DC, which has struggled this year due to difficult comps, a weak convention calendar, and the opening of the new Marriott Marquis, turned in a 5.8% REVPAR growth during third quarter.

Our third quarter REVPAR was negatively impacted by our to-be-repositioned Marriott Wailea, where REVPAR declined by 2%. While the current REVPAR performance of our Wailea Marriott is a clear indication that this is a hotel in need of repositioning, it should be noted that the hotel actually outperformed our underwriting in the third quarter and is currently on track to beat our 2014 underwriting by roughly $500,000 on the bottom line. More on Wailea in a moment.

Drilling down a bit into our revenue management strategies, with portfolio-wide occupancy at a record high level and with demand trends continuing to improve, our operators have focused on increasing transient rates through proactive revenue mix management. This strategy has helped to increase our premium business portfolio-wide. Specifically, in the third quarter by design, we kept our total discounted room nights essentially flat while we meaningfully increased the average daily rate attributable to the discount segment by more than 11%. Our operators accomplished this by closing out lower rated discount channels while increasing rates across other discount channels.

With respect to our contract business, and contract business is generally airline crews for us, we’ve whittled down this segment considerably over the last few years. Where we’re keeping some contract business, we now have considerable pricing power. Specifically in Q3, we reduced our contract room nights by more than 6% while increasing the average daily rate attributable to this segment by more than 19%.

Finally, with respect to our target premium business, during Q3 we increased both our premium rated room nights and our premium average daily rate with premium room nights increasing approximately 4% and premium average daily rate increasing by approximately 5%, resulting in a 9% overall improvement in our premium segment revenues. Our JW Marriott New Orleans, Hilton San Diego Bayfront, and Marriott Portland hotels all executed effective mix management strategies in the third quarter. As a result, premium transient revenue grew by an average of more than 30% for these three properties combined.

In addition to strong rooms revenue growth, during the third quarter our comparable portfolio banquet revenue was up 13.5% as group ancillary spend continues to improve. We achieved strong banquet revenue increases at several hotels, including our Renaissance Washington DC, Renaissance Orlando, and our Hyatt Regency San Francisco as well as our Renaissance Westchester. While banquet and catering revenue growth has been somewhat sporadic during this recovery, soft in some quarters, strong in others, we see our Q3 banquet trends as a positive indication that group spend per occupied room is strengthening.

Given our current occupancy levels, we would expect incremental increases in rates to drive margin expansion, and this is exactly what we saw in the third quarter. Solid top line growth and focused expense controls helped to drive our comparable hotel EBITDA margins up 190 basis points to 32.2% on 55.1% comparable flow-through. These factors resulted in a 15.5% increase in same-store EBITDA.

Our solid hotel operating performance helped to push our Adjusted EBITDA nearly $5.4 million or 6% above the high end of our guidance range. Similarly, our adjusted FFO per share came in 2 cents, also 6% above our guidance. Notably as compared to the third quarter of 2013, our Adjusted EBITDA increased by 31% while our adjusted FFO per share increased by 13%. Our strong trends have carried forward into the fourth quarter and we are currently seeing particular strength in Orlando, Los Angeles and Hawaii.

Looking ahead, our group production, which we define as all future group rooms booked during a quarter, grew by 15% in the third quarter to its highest level over the last seven years. This growth was driven significantly by our Hilton San Diego Bayfront where the team booked several large out-year group blocks. The Hilton Bayfront is now booking groups into 2016 and 2017 at significant rate increases to current levels. In addition, in the far out years of 2018 and 2020, the Hilton Bayfront has already successfully booked groups into lower demand holiday periods that are typically more difficult to secure. Portfolio-wide, our year-to-date group production is now up more than 8%, well above last quarter where our year-to-date group production figure stood at a positive 4.5% as compared to the same time last year.

Our current full-year 2014 group pace, which we define as group revenues on the books for the current year for all 30 hotels is up 5.5% versus the same period last year. For 2015, our group pace is currently up 1.5%, which is driven by a 3.2% increase in rate and a 1.6% decline in rooms on the books. Two factors are now limiting the number of group rooms our hotels are booking while giving our hotels increasing pricing power in setting group rates. Specifically, at already record high occupancy levels, space availability has become a limiting factor. Additionally, given the continued strength of transient business in certain instances, hotels are foregoing lower rated group blocks in anticipation of yielding higher rated transient business. In short, our business fundamentals and leading indicators clearly point toward ongoing growth in hotel revenues and profits.

Shifting now to our hotel quality improvement program, locating diamonds in the rough such as the Boston Park Plaza and the Wailea Beach Marriott Resort, and mining the untapped value in these great assets through smart re-positionings and proactive asset management is a fundamental and proven component of our strategy. Executing on well-timed, appropriately scoped renovation projects is a core competency of our team. For example, while we still have a long ways to go in terms of improving bottom line performance, year-to-date at our recently renovated Hyatt Chicago Magnificent Mile, REVPAR is up nearly 20% over pre-renovation levels, and the hotel has increased its year-to-date REVPAR index by more than 14 percentage points. Likewise, as compared to pre-renovation levels, our year-to-date REVPAR is up by more than 19% at our Hyatt Regency Newport Beach, while the hotel’s year-to-date REVPAR index has increased by more than 20 percentage points over pre-renovation levels. The index for our Hyatt Newport Beach has improved in part because our newly improved hotel is now able to charge a $15 resort fee. Finally, at our newly renovated Renaissance Westchester, REVPAR is up by more than 19% year-to-date as compared to the last year prior to renovation.

So now, let’s shift to the specifics of our current renovation program. We invested $27.5 million into hotel improvements during the third quarter and we’ve invested $93.4 million into our portfolio during the first nine months of 2014. These portfolio investments have been largely funded through operating cash flow. This year, we have renovated the standard guest rooms at the Hyatt Regency San Francisco, and over the next year we will further improve the hotel’s competitiveness by systematically renovating the atrium and meeting space in a generally non-disruptive manner. Also during the third quarter, we substantially completed the rooms and public space renovations of our Hilton St. Charles in New Orleans. Additionally, our two major repositioning programs, the Boston Park Plaza and the Wailea Beach Marriott Resort, continue to move forward on plan. I’ll spend a moment now updating you on these two major value-add projects.

In Boston, we’ve made significant progress on our Phase 1 infrastructure project, investing approximately $8 million during the quarter. To date, we have completed the replacement of the hotel sidewalks and roof. In addition, we’ve substantially completed a comprehensive rehabilitation of the hotel’s façade, and we continue to make progress on our elevator modernization and retail build-out. Separate from this infrastructure work, we have worked to convert the hotel’s second floor and third floor office space into approximately 6,500 square feet of quality meeting space. This project effectively consolidated non-revenue generating back office space from several floors into one location.

Last week, we began Phase 2 of our Boston renovation program, which includes work on what we refer to as the podium of the hotel. The podium includes all public spaces and meeting rooms on the hotel’s first four floors. We have intentionally scheduled this work to be completed during the seasonally slower winter months, so we anticipate minimal business disruption. We expect the podium work will be substantially finished by the beginning of the second quarter of 2015.

While high quality transient business will be the Boston Park Plaza’s primary demand segment, group customers are already responding well to our repositioning plan and we are actively selling the to-be-renovated meeting and public space to group accounts for the seasonally strong period of April to November next year. Additionally, we’re seeing a strong pick-up in our catering pace, which is currently positive for 2015 despite our deliberate plan to close the meeting space for renovations for the first three months of the year.

Year-to-date, we’ve already invested nearly $16 million to improve the Boston Park Plaza, during which time the hotel has posted better than 11.5% REVPAR growth. We believe this is a good indication of the strength of the hotel’s central Boston location and should serve as a harbinger of the hotel’s significant post-renovation revenue and earnings potential.

Shifting now the Marriott Wailea Beach Resort, first let’s discuss the low-hanging fruit.  After acquiring the hotel on July 17, we immediately implemented several asset management initiatives including reorganizing the sales and revenue management teams, reworking our revenue management strategies, and adjusting our resort and parking fees. Our asset management team is now participating directly in weekly revenue management calls, and the hotel has made strong progress, pushing up bar rates and reducing discounted room inventory.

While we inherited the weak third quarter when we acquired the hotel in mid-July, we now project Q4 REVPAR to increase between 11% and 12% for this hotel, and as I noted earlier, we now expect the hotel to beat our pro forma cash flow for this year by roughly $500,000 before we’ve even begun executing on our transformation plan for this asset.

So now, turning to the heavy lifting for Wailea. We’ve made significant progress during the last two months in developing a complete master plan for the hotel, and we’re moving quickly to the design and documentation phase for the entire resort. Our plan for this exceptionally located but poorly positioned hotel is to create a well defined, cohesive destination resort experience through improved resort activities, new pool experiences, transformed food and beverage offerings and enhanced guest accommodations, and better overall interaction and visual connectivity with the resort’s natural surroundings. We will couple the physical improvements to the resorts with service enhancements and meaningfully improved sales, marketing, and revenue management programs.

As we proceed with the planning and internal approval phase, we have refined our renovation timelines. We now expect to complete our renovation of the meeting space and our refresh of all guest rooms, suites and corridors in 2015. During 2015, we will also roll out a brand-new catering and banquet experience at the resort. Having now worked through the timing windows, we believe our 2015 renovation work will be minimally disruptive.

Over the past three months, we’ve continued refining our vision for Wailea, and in the process we’ve gained a better appreciation for this exceptional property’s true potential. As a result, our confidence and expectation for the hotel’s long-term cash flow and value appreciation have grown incrementally more positive. We’ve provided more information on our repositioning programs for Boston and Wailea, including timing, scope and budgets in the updated company presentation available on our website.

I’ll now turn to the balance sheet. At the end of the quarter, we had $1.5 billion of consolidated debt and preferred securities. Notably, our consolidated debt to total capitalization ratio at the end of Q3 was a very healthy 31.9%. This is a reduction of nearly five percentage points from our leverage ratio just one year ago at the end of Q3 2013.

The balance sheet is strong with significant capacity, and our leverage is now among the lowest in the lodging REIT space. While we will continue to focus on maintaining balance sheet strength and naturally deleveraging through the remainder of the growth cycle, we believe we are now appropriately levered for what we expect will be several years of strong growth for our business. Our debt has a weighted average term to maturity of three and a half years and an average interest rate of 4.7%. Our variable rate debt as a percentage of total debt now stands at 29%, and we have no debt maturities until the second quarter of 2015.

I’d like to give our friends at Green Street Advisors a plug at this time. About a week ago, they put out a great report, titled “What, Me Worry” which reminds us of the merits of maintaining fiscal discipline and adhering to a low leverage balance sheet. The report notes the asymmetric risk-reward relationship presented by higher leveraged capital structures for REITs, especially economically sensitive lodging REITs. This piece was a good reminder of why we at Sunstone continue working to create meaningful long-term shareholder value by carefully improving our portfolio quality and scale while at the same time remaining stubbornly focused on gradually building balance sheet strength and financial flexibility.

To this end, we are currently working to proactively address our 2015 debt maturities through a refinancing that will capitalize on the currently very low interest rate environment while further extending out and laddering our maturity schedule. We expect to provide more detail on this pending refinancing later in the fourth quarter.

Moving to dividends, today we declared our fourth quarter dividend of 36 cents per share. The dividend will be payable at the shareholders’ election in either stock or cash. The cash component will be capped at approximately $37 million or 18 cents per share, which equates to 50% of the total dividend. Our Q4 dividend will bring our total 2014 distribution to 51 cents per share. This is 33 cents in cash and 18 cents in stock. For perspective, the operating cash flow we will retain by employing an 18 cent stock dividend will be reinvested back into our business. In fact, we expect this retained cash to fund more than 70% of our planned 2015 renovation work for both the Marriott Wailea and the Boston Park Plaza. While we have yet to determine the size or composition of our 2015 dividends, based on current business trends we would expect to see an appreciable increase in 2015 taxable income and distributions as compared to 2014.

Now turning to guidance, as a full-year reconciliation of our current guidance can be found on Pages 23 to 25 of our supplemental as well as our earnings release, I will be brief. We’ve increased our Adjusted EBITDA and adjusted FFO per share guidance for the full year of 2014. Specifically, we now expect to generate Adjusted EBITDA between $309 million and $313 million this year. This is a $10 million increase to the midpoint of our prior full-year guidance and a $6 million increase to the top end of our prior full-year guidance. We’ve also increased the midpoint of our adjusted FFO per share guidance range by 4 cents. Clearly, we are seeing a lot of green lights as we look toward the remainder of 2014 and into 2015 and beyond.

To wrap up, we are now concluding the fifth year of a slow lodging recovery that began in December of 2009. Lodging industry fundamentals are highly constructive and point toward continued improvement in demand and profitability, potentially for years to come. In fact, at this point absent a Black Swan event, our industry’s leading indicators suggest that the current growth phase should continue unabated for a longer period than we previously assumed. With sentiment improving, demand increasing, occupancy rates at all-time highs, and new hotel supply generally in check, we believe our operating leverage coupled with our prudent financial leverage should drive meaningful profit growth for the next several years.

Sunstone’s high quality and geographic and brand-diverse portfolio stands to benefit to a larger degree than many of our peers, given the potential for meaningful tailwinds as we complete our major renovations and re-positionings over the next year or two. In spite of Sunstone’s unique positives, investors today have the opportunity to buy our portfolio at a below industry average multiple and at an average valuation of just $325,000 per key, a material discount to market comps and replacement value.

Our long-term goal is unchanged and our execution of our plan over the last three years speaks for itself. Our growth-based strategy calls for building considerable shareholder value by improving our portfolio quality and scale while improving our financial flexibility. We have considerable opportunities in front of us, and we are confident we will continue to deliver in the quarters and years to come.

With that, we thank you for your time today and for your continued interest in Sunstone. Let’s open up the call to questions. Caroline, please go ahead.

Operator:  Thank you. If you would like to ask a question, please signal by pressing 1, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star, 1 if you have a question, and we’ll pause for just a moment.

We’ll go first to Rich Hightower with Evercore ISI.

Rich Hightower:  Morning everybody.

Ken Cruse:  Morning, Rich.

Rich Hightower:  A couple questions. First on Wailea, it looks like the cap ex budget actually came down slightly if you think about it from a midpoint perspective to 60 to 65, I guess down from 65. I’m just curious what changed there? Obviously it’s a positive.

Ken Cruse:  Well, what’s changed is, you know, when we acquired the hotel, we had a pretty good vision for what we wanted to accomplish for that hotel. We prudently built in a fairly significant cushion into our estimates. We’re going to continue to refine our plan, and Rich, I’d tell you at this point I would expect our renovation scope and budget is pretty consistent with what we thought it was going to be.

Rich Hightower:  Okay, great. My second question quickly, just curious for the appetite for dispositions. I know you guys have made statements in the past you’re pretty happy with the portfolio as it is, but even perhaps selling a non-core asset—I’m sorry, a core asset to Hilton, for instance, which is eventually going to have quite a big check to spend on acquiring assets. I’m just wondering what the appetite is on that front.

Ken Cruse:  Yes, look Rich - we like your thinking on that. We’ll continue to explore ways to create value for our investors that may not be 100% consistent with our stated strategy, and certainly as we move into the mature phase of the cycle, harvesting gains in certain of our assets, and especially capitalizing on buyers who may be highly compelled to put capital to work, is something that we are exploring. We are in conversations. We have nothing to report today, but we will certain continue to explore that.

Rich Hightower:  Great, thanks. That’s all for me.

Ken Cruse:  You’re welcome. Thanks, Rich.

Operator:  Next we’ll go to Nikhil Bhalla with FBR & Company.

Nikhil Bhalla:  Hi, good afternoon.

Ken Cruse:  Good afternoon.

Nikhil Bhalla:  Just a quick question. How do you think about your dividend for next year given the balance sheet is in great shape and you have, again, very good secular income? Any preferences on raising the common dividend versus another special dividend next year? Any color on that, Ken? Thank you.

Ken Cruse:  Look, I appreciate the question. I think FBR has been fairly consistent in their stated views on cash dividends. As I noted in my prepared remarks, you can expect our taxable income will increase next year, but we’ll continue to figure out the size and the composition of the dividend going forward. I should point out, this is a good opportunity for us to reiterate our viewpoint on dividends at Sunstone. We’ve been fairly consistent all along that investors who are looking to invest in a yield vehicle probably would be well advised to not look at the REIT space, lodging REIT space. Lodging REITs are highly economically sensitive, and we’re a capital-intensive business, so for us, we believe that retaining cash flow and plowing it back into our business and generating superior returns in that way is the right strategy. That’s a little bit different from some other guys, but as I said, our stock portion of our dividend this year will be sufficient to fund 70% of the major renovations that are going to go on next year in Boston and Wailea, so we think that’s a pretty compelling use of cash and we believe many of our investors will agree.

Nikhil Bhalla:  All right. Ken, just one more follow-up question on development of opportunities, not just in your portfolio but any acquisitions you may look at in the future. Are you thinking that you would have to look at acquisitions more from a—you know, something that has a redevelopment option to it just because given your cost of capital, do you think that may be the best return on money? Or, are you still thinking about maybe paying for more stabilized assets?  Any preferences on those?

Ken Cruse:  Well first of all, we have two major renovations in front of us, so our focus as a business is largely on executing well on those renovation plans. As we talked about, we’re deploying a fair amount of our capital into those assets, so that’s our primary focus today. Certainly we’ll continue to explore acquisitions, but that would not be step number one, I would say, in our business plan at the moment.

As far as the characteristics of hotels that we acquire, as I noted in my comments, one of our core capabilities is repositioning of assets and adding value to diamonds in the rough, as I described Boston and Wailea. One of our other core competencies, of course, is proactive asset management, and you saw some of those efforts with respect to Wailea and our fourth quarter turnaround in terms of REVPAR growth. So in general, we’ll look to acquire hotels where we can add value and where prior ownership has maybe not capitalized on all the value-add opportunities, but the general viewpoint from our company as we sit here today is that acquisitions are going to be on the backburner for a little while.

Nikhil Bhalla:  Got it. Thank you very much.

Ken Cruse:  You’re welcome.

Operator:  Next we’ll go to Ryan Meliker with MLV & Company.

Ryan Meliker:  Hey, good morning out there. Just a couple of quick questions, and one is a little bit of a piggyback off of one of Nikhil’s, which is with regards to acquisitions. I’m just wondering what your appetite is for select service hotel acquisitions. We’re obviously seeing a lot of capital chasing that space. You guys—I think the last select service hotel you bought was the Hilton Garden Inn in Chicago. I’m just wondering how happy you’ve been with that asset and if you’d be looking to expand that, the select service portfolio within your overall portfolio.

Ken Cruse:  Look, in general select service, especially in urban locations, can fit very squarely within our investment profile. We’re going to shy away from high yield select service assets that are located in secondary and tertiary markets, especially the lower REVPAR assets, but the Hilton Garden Inn in Chicago is a great example of something that fits squarely with our strategy. It’s a hotel where we were able to add some value through renovation work. It’s a component of a three-asset nucleus in the market of Chicago, and so we feel like we’ve been able to gain some operational and revenue management synergies by owning that asset. We’ll continue to look for those types of targets, and we’re certainly not going to shut out select service in those types of locations.

Marc, you want to add something?

Marc Hoffman:  Sure. We’re ecstatic with the Hilton Garden Inn Chicago. We recently finished its room and lobby renovation. We ran 93% occ and had strong REVPAR growth, ADR growth at 9.2% and 12.1% REVPAR to last year. Compared to our comp set, we ran better occ, stronger rate growth, and as anticipated our post-renovation, the hotel’s outperformed the comp set in the market. So we’re very, very pleased, and have good strength as well in what I refer to our tri-pack in Chicago where we’re looking to have REVPAR growth in the fourth quarter between our three hotels of 23%-plus at the Hyatt, 12%-plus at the Embassy Suites, and 10% at the Hilton Garden Inn.

John Arabia

John Arabia:  Hey Ryan, it’s John Arabia. I’d just add on to that that there’s one final piece of this to all come together. Remember that we also own the Embassy Suites directly across the street, and eventually we will combine the management, the operator of those two hotels, so that is a final piece that we anticipate and we think it will be positive for the hotels, both hotels.

Ryan Meliker:  That’s good color, thanks guys. Then the second question I had, I’m not sure if you can give me an idea of how to think about this, but obviously mix shift within the transient segment has been a pretty positive dynamic across your portfolio, driving some REVPAR growth. How do we think about how much mix shift is left? How is your premium segment as a percentage of total transient today relative to past peaks? Things along those lines, like how are you guys thinking about the opportunity for mix shift, I guess.

Ken Cruse:  Sure, and Ryan, let me take this to start off, and Marc’s going to give you some real good detail on this. But from a high level perspective, you heard me talk about our occupancy in the third quarter, you heard us make similar comments in the second quarter, in the first quarter. Occupancy levels for our portfolio, and this goes for our industry, are above prior peak levels. Demand for lodging is above prior peak, and yet ADR in general for most portfolios is falling short, even on a nominal basis before inflation of prior peak levels. We’ll re-attain prior peak this year, but clearly we look at that disconnect between where demand is and where rates currently are as a clear opportunity for us to proactively and aggressively push rate in our hotels. A lot of that is going to come through mix shift, a lot of it is going to come through smarter tactics in terms of when and where we put the group blocks.

Let me give it to Marc a little bit more for some of the specific tactics that he and his team and employing.

Marc Hoffman:  Hey, thanks Ken. Just some highlights first. I mean, we ended up with 860-plus sellouts in Q3 of 2014, and continue to have very strong demand as we’ve talked about on the call. I think, look, the reality of it is, is mix shift as you noted does get to a point. At this point, we’re probably starting to see real pure rate aggressive movement. We’ll continue to mix shift out, but we’re now starting to put our foot on the gas and really start to push rate in the pure rate increases, probably more than the pure mix shift side of the business. Then we continue to see very positive trends in the movement of ADR. Transient revenue was up 8.4% with 7.1% of that being ADR, and premium revenue was up 8.9% with 5% of that in ADR. I think as Ken talked about, compared to the prior peak, if you look at the prior peak of rates and where we’ve gone through a gap of seven or eight years, there is clearly room to move the pure rate, so our conversations with our operators now, particularly in 2015 now, is going to be on the movement of ADR through rate as much as it is through mix shift.

Ryan Meliker:  Great, that’s really helpful.  Thanks a lot, guys. I appreciate all the color.

Ken Cruse:  Thanks Ryan.

Operator:  Our next question will come from Chris Woronka with Deutsche Bank.

Chris Woronka:  Hey, good morning guys.

Ken Cruse:  Good morning.

Chris Woronka:  You guys have seen some nice lift out of some of the renovations — the Hyatt Chicago, the Renaissance Westchester. How much of that is - I assume it’s somewhat of a multi-year benefit, and you’ve got a lot of it in ‘14, but how should we think about what’s kind of the trajectory on those two, or maybe more broadly for the recent renovation projects?

Ken Cruse:  First of all, I’d refer you to the investor materials that we put online, which will give you an indication of our thinking today as it relates to Boston and also Wailea in terms of what the potential for those assets are. I’d say for the assets that we’ve recently renovated, obviously you’ve got a mixed bag there in terms of when the renovations were completed and how far along we are on the ramp-ups. But typically, what we see with these post-renovation trends is depending on the marketing program and the sales efforts at the hotel, a ramp-up can take anywhere from 12 to 24 months before it’s fully baked into the numbers, then we follow a typical arc, if you will, in terms of the hotel’s growth from that point forward.

Marc Hoffman:  Yes, let me give you some highlights that will help. I mean, look, we clearly believe that you have a multi-year glide path post-renovation. It’s not a one-year and it’s not a two-year. It’s clearly a multi-year. We’re into really our first full year at the Hyatt Chicago. We’re currently 28% ahead of group pace in Hyatt Chicago. In 2015, we’ll show the same increase at Hyatt Newport Beach. We’re up 45% in group pace in Hyatt Newport Beach. Westchester, we’re up 39% in group pace, so when you look at those, which are really three definitive turnarounds, consistent is this continuing growth into improving long-term index in the building.

Chris Woronka:  Okay, that’s helpful. Also wanted to ask you on New York. We all know some of the supply issues there. Your, I guess, kind of third quarter REVPAR, was that more a function of supply, do you think, or is it more—are we still kind of cycling some of the effect of the HHonors program at the Doubletree?

Ken Cruse:  We’d say it’s largely attributable to supply. You can see the Hilton, for example, had okay growth in the third quarter. That’s partly its continued recovery, as Marc was referring to, post-renovation. The Doubletree has not been renovated other than the public spaces, and that hotel did basically turn in a flat third quarter this year, though overall this is the effect, as anticipated, of the significant amount of new supply hitting the market.

Chris Woronka:  Okay, very good. Thanks guys.

Ken Cruse:  You bet.

Operator:  Next, we’ll go to Thomas Allen with Morgan Stanley.

Thomas Allen:  Hey guys, good morning. Just on Wailea, you noted earlier that it’s running about $500,000 ahead of your underwriting expectations for this year. How much of that was industry growth versus kind of your asset management initiatives that you highlighted versus timing? Just trying to extrapolate that for next year and going forward. Thanks.

Ken Cruse:  Sure. You know, I’d say that this year, first of all our underwriting was done back in June and July, so we kind of built in the market trends into our underwriting and had certain expectations for where we saw this hotel heading. I would say that this year’s outperformance is a product of a couple of things. One is that, as I touched on in my prepared remarks, the team has been effective in getting in there and very rapidly identifying some low-hanging fruit and executing on that low-hanging fruit, whether that’s changing out the composition of the resort fee and adjusting our charge for parking program, changing the revenue management strategies, which were an obvious opportunity that we identified during our underwriting. Those things, some of those things can happen very quickly, and you are seeing those asset management initiatives take hold in some of this year’s numbers.

None of this year’s uptick in terms of operating performance is related to timing of renovations. That was always anticipated as taking place in 2015 and 2016. It still will take place in 2015 and 2016, but now as we’ve had an opportunity to refine our windows and look at our business patterns in 2015 and the nature of the work that we’ll do in 2015, we actually feel that our 2015 impact in terms of operational displacement will be relatively small versus what we initially anticipated.

Marc, you have more color?

Marc Hoffman:  Sure. Really as it relates to Q4 of this year, to your comment, is it basically just market driven?  That would be no. I mean, the market is going to have a good Q4, but we will do considerably better than the market in Q4 with changes that both the hotel and us have worked through collaboratively, particularly around wholesaler and the transient ladder and the structure of transient rates. So, we believe that that will be very positive for us compared to just the general comp set.

Thomas Allen:  Thank you, and this is my follow-up. Can you just update us on your latest thinking around the performance of your major markets next year, so kind of DC, some of the west coast markets, New York? Thanks.

Ken Cruse:  Sure. Marc, you want to take that one? We can go through city-wides, because several markets are going to be down. DC and Baltimore will be slightly down in city-wides. Boston, New Orleans will also be slightly down in city-wides, whereas San Diego and Chicago will be positive on the city-wide front.

Marc Hoffman:  Sure. I mean, look, I think generically we think DC, while the market is down slightly, we think we will - we will see an improved performance out of our hotel next year compared to what we saw this year. Orlando is very strong. The number of total visitors to Orlando now is north of 56 million and continues to grow. The addition of the second Harry Potter at Universal has been a big demand, and our group pace at that hotel is up strong, and so we see a very strong Orlando. Boston, we believe with little to zero new inventory in the market, will continue to be a very strong performer for us. We think Baltimore, which this year has had its best REVPAR growth in a while, we think will continue sort of on a low to moderate growth. San Diego, we expect while there are more room nights in the city, the number of major conventions are down slightly, but we also see a strong performance out of San Diego. San Francisco speaks for itself. It’s been a strong market, and we believe that will not change. New Orleans is probably on the softer side, but we have two great hotels that are now basically fully renovated and on strategy and we think will perform well. Chicago has a strong market calendar and we expect solid performance, and Houston, our two Houston hotels we feel will continue on their similar trajectory based upon the demand in that industry.

Thomas Allen:  All very helpful. Thank you very much.

Ken Cruse:  You’re welcome.

Operator:  Our next question will come from Lukas Hartwich with Green Street Advisors.

Lukas Hartwich:  Thank you. Hey guys. You’ve provided a bit of color, but I was hoping you could maybe walk through your last year’s acquisitions and how they’ve been trending versus your original underwriting.

Ken Cruse:  Absolutely. In fact, last year’s acquisitions are looking pretty good against our prior underwriting. Hilton New Orleans is ahead of underwriting, and again that’s an asset that we renovated this year as per our plan when we acquired it. That hotel is tracking well - it’s a few hundred thousand dollars ahead of our underwriting on the bottom line. Hyatt San Francisco is also tracking very well - it’s ahead of our underwriting, and we didn’t touch on the Hyatt San Francisco, and this is a very tactical comment, but it did stumble a little bit in the third quarter. This was more of an operational challenge and a revenue management challenge than, I think, a market issue, and we noted that in terms of the hotel’s index performance. Trust us, we’re all over that one and we see that hotel as continuing to improve strongly over the next several years, so that asset is ahead of underwriting. Marriott Wailea, we touched on is ahead of underwriting.

Boston Park Plaza is behind underwriting today. It’s slightly behind underwriting, largely because of some insurance costs that have come in a little bit higher than anticipated, and a little bit on the property tax side is slightly higher than anticipated. But all in all, if you add up the acquisitions that we made last year and this year, we’re actually right on target in terms of our underwriting.

Lukas Hartwich:  Great, that’s helpful.

Ken Cruse:  Oh, and sorry to interrupt, Lukas, but Boston Park Plaza, I made a comment about Wailea that we’re incrementally positive in terms of the long-term potential of that asset. I should have made that exact same comment as it relates to Boston Park Plaza. As you saw in the third quarter, that hotel turned in 14.5% REVPAR growth. We see 2015 and beyond as being very strong years for that hotel, so the fact that it’s a little bit behind what we thought it was going to be this year is not a concern from our perspective.

Lukas Hartwich:  Okay, and then there’s a lot of land at the Marriott Wailea. I’m just curious if you can provide any color on the options that Sunstone is considering maybe undertaking with that land.

Ken Cruse:  Yes, we look at the land from two different lenses. First of all, the 22 acres in that location is incredibly valuable. It’s potentially incredibly more valuable to somebody who would own that land under a format that’s not involving a hotel or doesn’t solely involve a hotel. That’s not our Plan A. Our Plan A is to maximize the potential of this resort as a hotel on the 22 acres, but we see the land as having nice backstop value to the extent we ever look to monetize this hotel.

There is density there that can be capitalized on. Prior ownership looked into potentially putting additional restaurant or additional revenue-generating facilities on the space. We’re exploring a variety of alternatives there, but again Plan A at this point is to maximize the attractiveness and the competitiveness of the existing spaces to truly meaningfully redevelop and enhance the recreational facilities there. Phase 2, if you will, will be to explore an even deeper tapping of the true value of the additional land.

Lukas Hartwich:  Great, that’s it for me. Thank you.

Ken Cruse:  Thanks Lukas.

Operator:  We’ll take our next question from Anthony Powell with Barclays.

Anthony Powell:  Hi, good morning. Good results this morning.

Ken Cruse:  Thanks Anthony.

Anthony Powell:  Just a question on acquisitions. A lot of your peers have mentioned a desire to acquire more independent hotels. You remain very heavily leveraged to the brands. What is your view on buying more independent hotels or (soft rated) hotels going forward?

Ken Cruse:  Good question, Anthony. We are, and we’ve said this in the past, brand-agnostic, and I would say that that goes down to being flag-agnostic as well. A good example would be our Boston Park Plaza hotel. We’ve got optionality there in terms of putting a brand in place, but we think our best plan at this point would be to continue forward in an unbranded capacity. It gives us a lot more flexibility to execute on our vision as we see it without having to adhere to brand standards, both in terms of the physical product and the operating standards, so it’s the right answer for that hotel. In other hotels, depending on the market and the brand representation in that market, having a flagged hotel can be a very good thing, and it’s certainly primary to our strategy. We look at the brands as representing the deepest and most stable source of demand through all phases of the cycle, so while times are good right now in independent hotels and boutique hotels are doing quite well, those also tend to be the higher beta assets during downturns. So, when we explore flagging decisions on any hotel, we try to look through all phases of the cycle and make the decision based on not just what we’re seeing today, but what we may see over the next five to 10 years. It certainly does not preclude us from doing unbranded hotels; it’s just one of the considerations that we’ve put into our model.

Anthony Powell:  Great. One more on the Doubletree in Times Square. There’s a lot of redevelopment activity in that sub-market, a lot of work on retail signage. Have you explored just doing some work on that hotel and maybe generating some incremental value by adding new amenities there? Thank you.

Ken Cruse:  Yes, Anthony, thanks for recognizing the value of that street corner at 47th and Broadway. Clearly opportunity in Times Square for retail and signage, and John in particular has led several initiatives to explore maximizing the signage and retail value of that hotel. We’re going to continue to be super-careful and smart about how we go about this, but we agree with your comment that there is innate value there, and taking the appropriate steps over time to unlock that value is something we’ll continue to explore.

And John, you want to.

John Arabia:  Sure. Anthony, as you can see just walking by the building, for example the signage and the retail is probably not maximized to its true potential. All I would say is we’re working on various aspects of the Doubletree Times Square, and I think we’ll have something to announce more formally here in the next couple of quarters, just on an incremental basis with the opportunities there.

Anthony Powell:  Great, thank you.

Operator:  We have no one else in the queue at this time. I’ll turn things back over to our speakers for any additional or closing remarks.

Ken Cruse:  All right. Thank you, Caroline, and thank you all for joining us on the call today. We appreciate your thoughtful questions and we look forward to meeting with many of you over the next several days at the NAREIT conference. Thank you.

Operator:  That will conclude today’s conference call. Thank you everyone for your participation.

END